UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2016

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100 Lawrenceville, New Jersey		08648
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (609) 896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On September 6, 2016, the Compensation Committee of the Board of Directors (the “Board”) of Celsion Corporation, a Delaware corporation (the “Company”), approved the Company amending and restating the existing change in control severance agreements (the “Amended and Restated CIC Agreements”) with each of Michael H. Tardugno, the Company’s Chairman of the board of directors, President and Chief Executive Officer, Nicholas Borys, M.D., the Company’s Senior Vice President and Chief Medical Officer, Jeffrey W. Church, the Company’s Senior Vice President and Chief Financial Officer, and Timothy J Tumminello, the Company’s Controller and Chief Accounting Officer, which agreements provide severance benefits to these executives upon the termination of their employment in certain circumstances in connection with a change in control of the Company.

Under each Amended and Restated CIC Agreement, in the event that the Company terminates the applicable executive’s employment without cause or in the event that the executive terminates his employment for good reason, in either case on or within two years after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to the sum of two (2) times (A) the executive’s annual base salary in effect on the severance date and (B) the executive’s target annual bonus for the fiscal year in which the termination occurs. For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Agreement. In addition, the Company will pay or reimburse the executive for the cost of the premiums charged to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act and life insurance coverage for the executive and his eligible dependents, in each case for a period of up to two years following the termination. The executive would also be entitled to full acceleration of his then-outstanding and unvested option or other equity-based awards granted to him by the Company. Each then-outstanding and vested option or similar award (after giving effect to the foregoing acceleration provision) will generally remain exercisable until the first to occur of (i) the last day of the original maximum term of the award or (ii) the date that is 24 months following the last day such award would have been exercisable under the applicable award agreement following the termination. The benefits provided under the Amended and Restated CIC Agreement are in addition to, and not in lieu of, any severance benefits the executive may be entitled to receive in connection with the termination of his employment under any other agreement with the Company. The executive’s right to benefits under the Amended and Restated CIC Agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of each Amended and Restated CIC Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: September 8, 2016	By:	/s/ Jeffrey W. Church
Jeffrey W. Church Senior Vice President and Chief Financial Officer